UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 23, 2005

BAUSCH & LOMB INCORPORATED

(Exact name of registrant as specified in its charter)

New York	1-4105	16-0345235
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Bausch & Lomb Place, Rochester, NY		14604-2701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 338.6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry Into a Material Definitive Agreement.

(1)          On November 29, 2005 the Company entered into an Agreement between, among others, Citigroup Global Markets Limited, J.P. Morgan PLC, and Keybanc Capital Markets (together the “Lenders”), with Citibank International plc as facility agent, Bausch & Lomb B.V. as borrower and Bausch & Lomb Incorporated as guarantor, providing for a five-year $375,000,000 unsecured bank term loan (the “Term Loan”).  The Term Loan involves a syndicate of ten banks.  The Company and Bausch & Lomb B.V. are entering into the Term Loan as part of the Company’s earlier announced effort to repatriate foreign earnings previously considered permanently reinvested in non-U.S. legal entities under provisions of the American Jobs Creation Act of 2004.

Under the Term Loan, Bausch & Lomb B.V. may execute a borrowing during the period from December 5, 2005 until December 31, 2005.  The maturity date for any such borrowing will be the fifth anniversary of the date on which borrowed funds are advanced to Bausch & Lomb B.V.  The maturity date may be extended for two periods of one year each.  The borrowing will accrue interest at six-month LIBOR plus .35 percent.  The initial interest rate will be set on the date of the borrowing and the rate will be reset in advance, on a semi-annual basis.

(2)          On November 23, 2005, the Company obtained a letter waiver (the “Letter Waiver”) under its Five Year Revolving Credit Agreement dated July 26, 2005 (the “U.S. Credit Agreement”).  The Letter Waiver waives any breach of representation or covenant, or any event of default, that may arise from the previously announced events related to the Company’s Brazilian subsidiary, BL Industria Otica, Ltda (“BLIO”) or from the impact of such events (including, without limitation, the need for the Company to delay delivery of its financial statements to the lenders under the Credit Agreement, to delay certain of the Company’s filings with the Securities and Exchange Commission and to restate the Company’s financial statements for prior periods) to the extent that they do not result in reductions in after tax profits of the Company of more than $50,000,000 in aggregate or there is not a delay in the filing of the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 24, 2005 beyond March 1, 2006.  The Company is not aware and has not been made aware that any event of default exists.  However, the parties believed it was prudent to execute the Letter Waiver as a precautionary measure to allow for orderly completion of the investigation into the BLIO events by the Company’s Audit Committee.

Item 2.03             Creation of A Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Company.

See Item 1.01 matter (1), which is incorporated into this item by reference.

Item 8.01             Other Events.

On November 3, 2005, the Company filed a Form 12b-25 announcing that, as a result of investigation into the BLIO events, previously disclosed in the Company’s Current Report on Form 8-K dated October 26, 2005, it was required to delay the filing of its Quarterly Report on Form 10-Q for the third quarter, due on November 3.  The delay was necessary to allow the Company’s Audit Committee of the Board of Directors (the “Audit Committee”) to continue its independent investigation into such events, and for such investigation and the Company’s evaluation of issues raised thereby to be concluded so that required quarterly review procedures could be completed by its independent public accountants, PricewaterhouseCoopers, LLP.  The Company previously announced that it expected to file its Form 10-Q on or before November 30, 2005.

The Audit Committee’s investigation continues and the Company is continuing to consider, in consultation with PricewaterhouseCoopers, LLP whether any restatement of prior-period financial statements would be required under generally accepted accounting principles.  In addition, the Company will complete its required assessment of the Company’s internal control over financial reporting, including, in particular, its control over foreign tax matters, and whether there has been any material weakness in the Company’s internal controls.  The Company will file its Quarterly Report on Form 10-Q for the third quarter ended September 24, 2005 after the investigation is completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAUSCH & LOMB INCORPORATED

/s/ Stephen C. McCluski
Stephen C. McCluski
Senior Vice President and Chief Financial Officer

Date: November 29, 2005